EMPLOYMENT AGREEMENT
BETWEEN
BCB COMMUNITY BANK AND MICHAEL LESLER
This Employment Agreement (the “Agreement”) is made effective as of January 1, 2020 (the “Effective Date”), by and between BCB BANCORP INC. and BCB COMMUNITY BANK, a New Jersey state-chartered bank (collectively the “Company” or the “Bank”), with its principal offices at Bayonne, New Jersey, and MICHAEL LESLER (“Executive”).
WHEREAS, the Bank wishes to assure itself of the continued services of Executive for the period provided in this Agreement; and,
WHEREAS, in order to induce Executive to remain in the employ of the Bank and to provide further incentive for Executive to achieve the financial and performance objectives of the Bank, the parties desire to enter into this Agreement; and,
WHEREAS, the Bank desires to set forth the rights and responsibilities of Executive and the compensation payable to Executive, as modified from time to time.
NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:
1.	POSITION AND RESPONSIBILITIES
During the term of this Agreement, Executive agrees to serve as Chief Operating Officer and Executive Vice President of the Bank (the “Executive Position”), and will perform all duties and will have all powers associated with such position as set forth in the Job Description provided to Executive by the Bank and as may be set forth in the Bylaws of the Bank.  In addition, Executive shall be responsible for establishing the business objectives, policies and strategic plans of the Bank, in conjunction with the Board of Directors of the Bank (“Board”).  During the term of the Agreement, Executive also agrees to serve, if elected, as an officer and/or director of any subsidiary or affiliate of the Bank and in such capacity carry out such duties and responsibilities reasonably appropriate to that office.
2.        TERM AND ANNUAL REVIEW
a. Term.  The term of this Agreement will begin as of the Effective Date and will continue for twenty-four (24) calendar months (“Term”) thereafter. Said Term shall automatically renew for twenty-four calendar months thereafter, unless the Bank provides written notice of termination of this Agreement no less than ninety (90) days prior to any such renewal or until such time as either party terminates this Agreement as set forth herein.

b.    Annual Review.  On an annual basis, at least thirty (30) and not more than ninety (90) days prior to the annual anniversary date of this Agreement, the Compensation Committee (the “Committee”) of the Board will conduct a comprehensive performance evaluation and review of Executive’s performance, and the results thereof will be included in the Minutes of a Board meeting.

  c.    Continued Employment Following Expiration of Term.  Nothing in this Agreement shall mandate or prohibit a continuation of Executive’s employment following the expiration of the term of this Agreement, upon such terms and conditions as the Bank and Executive may mutually agree.
3. PERFORMANCE OF DUTIES
During the period of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive will devote all of his business time, attention, skill and efforts to the faithful performance of his duties under this Agreement, including activities and duties directed by the Board.  Notwithstanding the preceding sentence, subject to the approval of the Board, Executive may serve as a member of the board of directors of business, community and charitable organizations, provided that in each case such service shall not materially interfere with the performance of his duties under this Agreement, adversely affect the reputation of the Bank or any other affiliates of the Bank, or present any conflict of interest.  Executive will submit on or before the annual anniversary date of this Agreement to the Board for its review and approval, a list of organizations in which Executive is participating or proposes to participate.  Such service to and participation in outside organizations will be presumed for these purposes to be for the benefit of the Bank, and the Bank will reimburse Executive his reasonable expenses associated therewith, to the extent Executive’s expenses are not reimbursed by such organizations.  The failure of Executive to submit and/or the Board to approve the list of organizations in a timely manner shall not otherwise prohibit Executive from serving on or participating in these organizations.
4.  COMPENSATION, BENEFITS AND REIMBURSEMENT
a. Base Salary.  The Bank agrees to pay or cause to be paid to Executive for Executive’s services an annual base salary at the gross rate prior to taxes and other withholdings of $331,000.00 (“Base Salary”) for the 2020 calendar year. This Base Salary shall be subject to annual review and adjustment pursuant to Section 2(b) commensurate with compensation of similar executives of similarly-sized financial institutions located in the same geographic region. Such Base Salary will be payable in accordance with the customary payroll practices of the Bank.
b. Annual Bonus. The Bank under the direction of the Compensation Committee may pay or cause to be paid to Executive an annual cash incentive bonus in an amount up to fifty (50%) percent of the Base Salary. Any such Bonus shall be paid at such time or times and in such manner as directed by the Compensation Committee jointly during the term of this Agreement.
c. Incentive Compensation.  Executive shall be entitled to participate in any other incentive compensation and bonus plans or arrangements of the Bank or the Company.  Any incentive compensation will be paid in accordance with the terms of such plans or arrangements, or on a discretionary basis by the Compensation Committee.  Nothing paid to the Executive under any such plans or arrangements will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement.
d. Benefit Plans.  Executive will be entitled to participate in all employee benefit plans, arrangements and perquisites offered to employees and executives of the Company or the Bank.  Without limiting the generality of the foregoing provisions of this Section 4(c), Executive also will be entitled to participate in any employee benefit plans including, but not limited to, stock benefit plans, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident plans, or any other employee benefit plan or arrangement made available by the Bank in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

e. Health, Dental, Life and Disability Coverage.  The Bank shall provide Executive with life, medical, dental and disability coverage made available by the Bank to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such coverage.
f. Vacation and Leave.  Executive will be entitled to paid vacation time each year during the term of this Agreement measured on a fiscal or calendar year basis, as well as sick leave, holidays and other paid absences in accordance with the Bank’s policies and procedures for senior executives.  Any unused paid time off during an annual period will be treated in accordance with the Bank’s personnel policies as in effect from time to time.
g.    Expense Reimbursements.  The Bank will reimburse Executive for all reasonable travel, entertainment and other reasonable expenses incurred by Executive during the course of performing his obligations under this Agreement, including, without limitation, fees for memberships in such organizations as Executive and the Board mutually agree are necessary and appropriate in connection with the performance of his duties under this Agreement, upon substantiation of such expenses in accordance with applicable policies and procedures of the Bank.  All reimbursements pursuant to this Section 4(g) shall be paid promptly by the Bank.

5. WORKING FACILITIES
Executive’s principal place of employment will be at such place as directed by the Board.  The Bank will provide Executive at his principal place of employment with a private office, secretarial and other support services and facilities suitable to his position with the Bank and necessary or appropriate in connection with the performance of his duties under this Agreement.
6. TERMINATION AND TERMINATION PAY
Subject to Section 7 of this Agreement which governs the occurrence of a Change in Control, Executive’s employment under this Agreement may be terminated in the following circumstances:

a. Death.  Executive’s employment under this Agreement will terminate upon his death during the term of this Agreement, in which event Executive’s estate or beneficiary will receive the compensation due to Executive through the last day of the calendar month in which his death occurred and vested rights and benefits earned through the date of the Agreement.  The Bank will continue to provide to Executive’s immediate family members, provided said immediate family members are so eligible, for one (1) year after Executive’s death non-taxable medical and dental coverage substantially comparable (and on substantially the same terms and conditions) to the coverage maintained by the Bank for Executive and his family immediately prior to Executive’s death.
b. Retirement.  This Agreement will terminate upon Executive’s “Retirement” under the retirement benefit plan or plans of the Bank in which the Executive participates.  Executive will not be entitled to the termination benefits specified in Sections 6 or 7 hereof in the event of termination due to Retirement.
c. Disability.  Termination of Executive’s employment based on “Disability” shall mean termination because of any permanent and total physical or mental impairment that restricts Executive from performing all the essential functions of normal employment.  A determination as to whether Executive has suffered a disability shall be made by the Board with objective medical input.  In the event of termination due to Disability, Executive will be entitled to disability benefits, if any, provided under a long term disability plan sponsored by the Bank, if any.
In the event the Board determines that Executive is Disabled, Executive will no longer be obligated to perform services under this Agreement.  Upon Executive’s termination due to Disability, the Bank will cause to continue to provide to Executive life insurance and non-taxable medical and dental coverage substantially comparable (and on substantially the same terms and conditions) to the coverage maintained by the Company or the Bank for Executive immediately prior to termination for Disability.  This coverage shall cease upon the earlier of (i) three (3) years from the date of termination, or (ii) the date Executive becomes eligible for Medicare coverage; provided further that if Executive is covered by family coverage or coverage for self and spouse, then Executive’s family or spouse shall continue to be covered for the remainder of the three (3) year period, or in the case of the spouse, until the spouse becomes eligible for Medicare coverage or obtains health care coverage elsewhere, whichever period is less.
d. Termination for Cause.
(i) The Board may by written notice to Executive in the form and manner specified in this paragraph, immediately terminate the Executive’s employment at any time for cause (“Cause”). Executive shall have no right to receive compensation or other benefits for any period after termination for Cause, except for earned but unpaid Base Salary plus payment and vested benefits. Termination for Cause shall mean termination (as determined by the Bank in good faith) because of the Executive’s:

(1)	material act of fraud or dishonesty in performing Executive’s duties on behalf of the Bank;
(2)	willful misconduct that, in the judgment of the Board, will likely cause material economic damage to the Bank or injury to the business reputation of the Bank;
(3)	incompetence (in determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the commercial banking industry);
(4)	breach of fiduciary duty;
(5)	intentional failure to perform stated duties under this Agreement after written notice thereof from the Board;
(6)
willful violation of any law, rule or regulation (other than traffic violations or similar offenses) that reflect adversely on the reputation of the Bank, any felony conviction, any violation of law involving moral turpitude, or any violation of a regulatory order;

(7)	material breach of any provision of this Agreement; or,
(8)	willful engagement in conduct which constitutes a violation of the established written policies or procedures of the bank regarding the conduct of its employees.
(ii) Executive’s termination for Cause will not become effective unless the Board has delivered to Executive a copy of a notice of termination in accordance with Section 8(a) hereof. Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a notice of termination, which shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the disinterested members of the Board, stating that the Executive was guilty of the conduct described above and specifying the particulars of such conduct.

e. Voluntary Termination by Executive  In addition to the Executive’s other rights to terminate employment under this Agreement, the Executive may voluntarily terminate employment during the term of this Agreement upon at least sixty (60) days prior written notice to the Board.  Upon Executive’s voluntary termination, the executive will only receive compensation and vested rights and benefits earned through the date of termination, unless otherwise agreed by the Company, or the Bank, and the Executive.  Following termination of employment under this Section, the Executive will be subject to the restrictions set forth in Section 9 of this Agreement.

f. Termination Without Cause.
(i) The Bank may, by written notice to Executive, immediately terminate his employment at any time for a reason other than for cause (a termination “Without Cause”). Any termination of Executive’s employment, other than Termination for Cause, shall have no effect on or prejudice the vested rights of Executive under the Bank’s qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or other employee benefit plans or programs, or compensation plans or programs in which Executive was a participant.
(ii) In the event of termination under this Section 6(e), the Bank shall pay Executive or, in the event of Executive’s subsequent death, Executive’s estate, the amount equal to Executive’s Base Salary through the remaining Term or applicable renewal as set forth in this Agreement.  Such payment shall be payable within thirty (30) days following Executive’s date of termination, and will be subject to applicable withholding taxes.
(iii)  In addition, the Bank will continue to provide to Executive with life insurance coverage and non-taxable medical and dental insurance coverage substantially comparable (and on substantially the same terms and conditions) to the coverage maintained by the Bank for Executive immediately prior to his termination.  Such life insurance coverage and non-taxable medical and dental insurance coverage shall cease upon the earlier of (i) the greater of one (1) calendar year or the end of the term of this Agreement, subject to applicable renewals, whichever is longer; (ii) with respect to each such coverage (e.g., life insurance, medical and/or dental coverage), the date on which such substantially comparable coverage is made available to the Executive through subsequent employment; or (3) the date Executive becomes eligible for Medicare coverage.

       g. Termination and Board Membership.  To the extent Executive is a member of the board of directors of the Bank, or any of its affiliates and subsidiaries, on the date of termination of employment with the Bank, unless mutually agreed, said termination of employment shall be deemed automatic resignation by Executive from any and all of the boards of directors, and such resignation will not be conditioned upon any event or payment.
7. CHANGE IN CONTROL
a. Change in Control Defined.  For purposes of this Agreement, a “Change in Control” shall mean a change in the effective control of the Company or Bank, and shall be deemed to occur on the earliest of any of the following events:
(i) MERGER:  The Company or the Bank merges into  or consolidates with another corporation, or merges another corporation into the Company or the Bank, and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation;

(ii) ACQUISITION OF SIGNIFICANT SHARE OWNERSHIP:  There is filed or required to be filed a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(D) or 14(D) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s voting securities; or
(iii) SALE OF ASSETS:  The Company sells to a third party all or substantially all of its assets.

b. Change In Control Benefits. Upon the occurrence of a Change in Control, the Bank shall pay Executive a lump sum cash payment equal to two (2x) times the annual Base Salary of the Executive at the time of a Change in Control. Such payment shall be payable within thirty (30) days following the date of the Change in Control, and will be subject to all applicable withholding taxes. Notwithstanding the foregoing, the cash payment made pursuant to this Section 7(b) shall be made in lieu of any cash payments which may be subsequently triggered pursuant to Section 6 hereof.
c. 280G Cutback.  Notwithstanding anything in this Agreement to the contrary, in no event shall the aggregate payments or benefits to be made or afforded to Executive under this Agreement, either as a stand-alone benefit or when aggregated with other payments to, or for the benefit of, Executive that are contingent on a Change in Control, constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code (“Code”) or any successor thereto, and in order to avoid such a result, Executive’s benefits hereunder shall be reduced, if necessary, to an amount, the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s “base amount,” as determined in accordance with Code Section 280G.  In the event a reduction is necessary, the cash severance payable pursuant to this Section 7 hereof shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits payable by the Bank under this Section 7 being non-deductible pursuant to Code Section 280G and subject to excise tax imposed under Code Section 4999.
8. NOTICE REQUIREMENTS
a. Notice of Termination.  A “notice of termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon as a basis for termination of Executive’s employment.
b. Date of Termination.  “Date of termination” shall mean: (i) if Executive’s employment is terminated for Disability, thirty (30) days after a notice of termination is given (provided that he shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period); or (ii) if Executive’s employment is terminated for any other reason, the date specified in the notice of termination.

c. Good Faith Resolution.  If the party receiving a notice of termination desires to dispute or contest the basis or reasons for termination, the party receiving the notice of termination must notify the other party within ten (10) calendar days after receiving the notice of termination that such a dispute exists, and shall pursue the resolution of such dispute in good faith and with reasonable diligence pursuant to Section 19 of this Agreement.  During the ten (10) days after receiving notice of termination and during the pendency of any such dispute, the Bank shall not be obligated to pay Executive compensation or other payments beyond the date of termination.  Any amounts paid to Executive upon resolution of such dispute under this Section shall be offset against or reduce any other amounts which may be due under this Agreement.
9. POST-TERMINATION OBLIGATIONS
a. Non-Solicitation.  Executive hereby covenants and agrees that, if Executive’s employment with the Bank is terminated under Sections 6(b) - (e) of this Agreement, for a period of one (1) year following termination of employment with the Bank (other than a termination of employment following a Change in Control), Executive shall not, without the written consent of the Bank, either directly or indirectly:
(i) solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Bank, or any of its respective subsidiaries or affiliates, to terminate his employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever which competes with the business of the Bank, or any of its direct or indirect subsidiaries or affiliates, which has headquarters or offices within twenty-five (25) miles of any location(s) in which the Bank has business operations or has filed an application for regulatory approval to establish business operations;
(ii) solicit, provide any information, advice or recommendation, or take any other action intended (or that reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Bank to terminate an existing business or commercial relationship with the Bank.

b. Confidentiality.  Executive recognizes and acknowledges that the knowledge of the business activities, plans for business activities, and all other proprietary information of the Bank, as it may exist from time to time, are valuable, special and unique assets of the business of the Bank.  Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities or any other similar proprietary information of the Bank to any person, firm, corporation, or other entity for any reason or purpose whatsoever unless expressly authorized by the Board or required by law.  Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank.  Further, Executive may disclose information regarding the business activities of the Bank to any bank regulator having regulatory jurisdiction over the activities of the Bank pursuant to a formal regulatory request.  In the event of a breach or threatened breach by Executive of the provisions of this Section, the Bank will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank or any other similar proprietary information, or from rendering any services to any person, firm, corporation, or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed.  Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.

c. Information/Cooperation.  Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may be reasonably requested by the Bank, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between Executive and the Bank or any other subsidiaries or affiliates.
d. Reliance.  All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with this Section 9, to the extent applicable.  The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of Executive’s breach of this Section 9, agree that, in the event of any such breach by Executive, the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive and all persons acting for or with Executive. Executive represents and admits that Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines of business than the Bank, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.  Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from Executive.
10. SOURCE OF PAYMENTS/RELEASE
a. All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank.
b. Notwithstanding anything to the contrary in this Agreement, Executive shall not be entitled to any payments or benefits under this Agreement unless and until Executive executes an unconditional release of any claims against the Bank, and its affiliates, including its officers, directors, successors and assigns, releasing said persons from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances relating to the employment relationship other than claims for benefits under tax-qualified plans or other benefit plans in which Executive is vested, claims for benefits required by applicable law or claims with respect to obligations set forth in this Agreement that survive the termination of this Agreement.

11. CLAWBACK AND FORFEITURE.  Notwithstanding any other provision to the contrary contained herein, the right of Executive or his estate or other beneficiaries shall forfeit all rights to receive or retain all payments and benefits provided, and shall reimburse the Bank for all such payments and benefits received, pursuant to Sections 4, 6 and 7:
a. Executive breaches any of his agreements contained in Section 9;
b. Executive makes, except as required by law, any disparaging remark, orally or in writing, about the Bank or about its operations except to those persons who have a need to know and a corresponding fiduciary or contractual obligation to keep such conversations confidential, provided that this obligation shall not prohibit Executive from enforcing or defending any legal right he may have at law or in equity in appropriate legal proceedings against any other person;
c. Any financial statement filed is materially misleading as to the Bank’s results of operation for a fiscal year or the Bank financial condition at the end of a fiscal year during which Executive was the chief operating officer because of (i) any overstatement of the amount of one or more items of income or understatement of the amount of one or more items of expense or other charges against income for such fiscal year; or (ii) any material overstatement in value of any one or more items of assets or understatement in value of any one or more items of liabilities at the end of such fiscal year;
d.    Executive, directly or indirectly, falsified or cause to be falsified, any book, record, or account or made or caused to be made a materially false or misleading statement, or omitted to state, or caused another person to omit to state, any material fact necessary in order to make statements made.
12. REQUIRED REGULATORY PROVISIONS
a. Notwithstanding anything herein contained to the contrary, any payments to Executive by the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.
b. Notwithstanding anything else in this Agreement to the contrary, Executive’s employment shall not be deemed to have been terminated unless and until Executive has a "Separation from Service" within the meaning of Code Section 409A.  For purposes of this Agreement, a “Separation from Service” shall have occurred if the Bank and Executive reasonably anticipate that either no further services will be performed by Executive after the date of the termination (whether as an employee or as an independent contractor) or the level of further services performed is less than 50% of the average level of bona fide services in the thirty-six (36) months immediately preceding the termination.  For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii).

c. Notwithstanding the foregoing, in the event the Executive is a "Specified Employee" (as defined herein), then, solely, to the extent required to avoid penalties under Code Section 409A, the Executive’s payments shall be delayed until the first day of the seventh month following the Executive’s Separation from Service.  A “Specified Employee” shall be interpreted to comply with Code Section 409A and shall mean a key employee within the meaning of Code Section 416(i) (without regard to paragraph 5 thereof), but an individual shall be a “Specified Employee” only if the Bank or Company is or becomes a publicly traded company.
13. NO ATTACHMENT
Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.
14. ENTIRE AGREEMENT; MODIFICATION AND WAIVER
a. This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof, except that the parties acknowledge that this Agreement shall not affect any of the rights and obligations of the parties  under any agreement or plan entered into with or by the Bank pursuant to which Executive may receive compensation or benefits except as set forth in Section 6(d) hereof.
b. This Agreement may not be modified or amended except by an instrument in writing signed by each of the parties hereto.
c. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.
d. The terms defined in this Agreement have the meanings assigned to them in this Agreement, and they include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender.
15.  SEVERABILITY
If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

16.       HEADINGS FOR REFERENCE ONLY
The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
17.  GOVERNING LAW
This Agreement shall be governed by the laws of the State of New Jersey, but only to the extent not superseded by federal law.
18.  ARBITRATION
Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding, confidential arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator mutually acceptable to the Bank and Executive, sitting in a location selected by the Bank within twenty-five (25) miles from the main office of the Bank, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.
19. INDEMNIFICATION
Insurance.  During the term of this Agreement, the Bank will provide Executive with coverage under a directors’ and officers’ liability policy, at the Bank’s expense, that is at least equivalent to the coverage provided to directors and senior executives of the Bank.

20. SUCCESSORS AND ASSIGNS
The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise to all or substantially all the business or assets of the Bank, to expressly and unconditionally assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.
21.     ATTORNEYS' FEES AND COSTS
If any action is brought by either party against the other party to enforce the terms of this Agreement, the prevailing party shall be entitled to recover from the other party the reasonable attorneys' fees and costs incurred by the prevailing party in connection with the prosecution or defense of such action.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the dates set forth below.

BCB COMMUNITY BANK

February 24, 2020	By:	/s/ Thomas Coughlin Name: Thomas Coughlin Title: President nad Chief Executive Officer

EXECUTIVE

February 24, 2020	By:	/s/ Michael Lesler Name: Michael Lesler